EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

As of December 31, 2010 the active subsidiaries of the Company were:

CMP Display Systems, Inc., a California corporation

Composite Structures, LLC, a Delaware limited liability company

Ducommun AeroStructures, Inc., a Delaware corporation

Ducommun Technologies, Inc., an Arizona corporation

Ducommun Technologies (Thailand) Ltd., a Thailand corporation

Ducommun AeroStructures Mexico, LLC, a Delaware limited liability company

Miltec Corporation, an Alabama corporation

Ducommun AeroStructures New York, Inc., a New York corporation